Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-258379 and 333-267183) of Texas Community Bancshares, Inc. of our reports dated March 27, 2025, with respect to the consolidated financial statements of Texas Community Bancshares, Inc., included in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Forvis Mazars, LLP

Houston, Texas

March 27, 2025